Exhibit 99.2

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

PARTICIPANTS

Corporate Participants

Lisa B. Elkin – Vice President-Communications & Marketing
Robert C. Paul – President & Chief Operating Officer
Laura Lawson Fournier – Chief Financial Officer, Treasurer & EVP

Other Participants

S. Kirk Materne – Managing Director, Evercore Partners (Securities)
Ian Kell – Research Analyst, Northland Securities, Inc.
Gary Spivak – Senior Research Analyst, Noble Financial Capital Markets
Derrick Wood – Senior Analyst, Susquehanna Financial Group LLP

MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to the Compuware Corporation Q4 and Year-End Results. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa B. Elkin, Vice President-Communications & Marketing

Thank you very much, Doug, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, President and Chief Operating Officer and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts, including those regarding the company’s future plans, objectives and expected performance, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information.

The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For those of you who do not have a copy, I will begin by summarizing the press release. Bob and Laura will then provide details about the quarter and other Compuware business activities. We will then open the call to your questions.

Compuware growth drivers outperform in fiscal year ‘11, poised for continued acceleration in fiscal year ‘12. Compuware earns $0.48 per share in fiscal year ‘11, $0.16 per share in Q4. Fiscal year ‘11 APM license and subscription fees skyrocket 91.7% year-over-year on a GAAP basis to $145.5 million. License and subscription fees up 34.1% on a pro forma basis. Fiscal year ‘11 Covisint revenues leaped 36% year-over-year to $55 million.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Final Q4 results APM license fees and subscriptions up 54%, Covisint revenue up 65.6%, Uniface license fees up 76.7%, Changepoint license fees up 14.3% year-over-year. Professional Services segment contribution margin over 15%.

Fiscal year ‘12 guidance predicts ongoing revenue growth, increased EPS and strong cash flow. Compuware Corporation, a technology performance company today announced financial results for its fourth quarter and fiscal year ended March 31, 2011.

During the fiscal year ended March 31, 2011 Compuware increased its total revenues, software license fees, maintenance and subscription fees and Professional Services fees year-over-year. Maintenance and subscription fees were $487 million, up from $456.3 million in the previous year. Software license fees were $194.7 million compared to $194.5 million in the previous year.

Professional Services fees were $247.2 million, up from $241.3 million in the previous year. Fiscal year 2011 revenues were $928.9 million up from $892.2 million in the previous. GAAP net income was $107.4 million in fiscal year 2011 compared to $140.8 million GAAP and $93.7 million pro forma in fiscal year 2010. GAAP earnings per share were $0.48 in fiscal year ‘11 compared to $0.60 GAAP and $0.40 pro forma in fiscal year ‘10 based upon 226.1 million and 234.6 million shares outstanding respectively. Fiscal year 2010 net income and earnings per share benefited from a non-recurring $52.4 million gain from the divestiture of certain product lines and $20.7 million in other income related to a legal settlement.

During the company’s fourth quarter software license fees were $55.7 million, up from $51.8 million in the fourth quarter last year. Maintenance and subscription fees were $124 million in the fourth quarter up from $117.9 million in the fourth quarter last year. Revenue from professional services in the fourth quarter was $69.9 million up from $60.3 million in the same quarter last year. During the fourth quarter total revenues were $249.6 million up from $230 million in the fourth quarter last year. Net income was $34.8 million compared to $37.4 million in the fourth quarter last year. Earnings per share were $0.16 compared to $0.16 last year based upon 224.4 million and 228.7 million shares outstanding, respectively.

I would now like to turn the call over to Bob.

Robert C. Paul, President & Chief Operating Officer

Thanks, Lisa. With strong performances by our growth drives leading the way, Compuware produced a positive fiscal year 2011. We met or exceeded our yearly guidance for EPS for growth in our APM business, for increased Covisint revenue and for improvements in Professional Services margins. In addition both Uniface and Changepoint Solutions showed increases in year-over-year license fees, while Professional Services returned to year-over-year revenue growth in Q4. In the year ahead, we expect accelerated growth by our APM and Covisint business units as well as ongoing strong profitability and revenue growth from Professional Services, Uniface and Changepoint Solutions.

We also see a more positive mainframe environment in fiscal year ‘12. We believe we will post an approximately 10% increase in total revenue in fiscal year ‘12. We will achieve this by accelerating our investments in APM and Covisint complimented with continued operational improvements in the rest of our business units. We are witnessing strong category growth and therefore extraordinary opportunities over the next few years in performance management and SaaS-based collaboration. To guarantee our leadership positions in both markets it makes business sense to strike while the iron is hot.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Our increase in investments will have minimal impact on EPS for fiscal year ‘12 as there will be return on these investments during the fiscal year that will offset the expenses. The revenue growth from resulting margin expansion from these investments will be dramatic in fiscal year ‘13 and ‘14. On the APM side these investments will include acceleration of the internationalized portal platform, acceleration of mobile performance solutions and development of predictive analytics engines.

For Covisint these investments will include a performance based health information exchange solution, sales expansion into more geographies, and new vertical industry initiatives. Overall this year we expect to produce approximately $1.02 billion in revenue and GAAP EPS of $ 0.53 to $0.57 per share, a year-over-year EPS increase of 10 to 19%. In Q1 we expect $0.5 to $0.07 in earnings per share, reflecting the normal seasonality of our business. Obviously we feel confident about these businesses due to our great success last year. In fiscal year ‘11, we projected APM license growth of more than 20% and SaaS revenue of $65 million. We surpassed these goals by delivering more than 30% increase in license fees and subscription revenues of nearly $68 million.

Building on that success we expect an at least 35% increase in combined APM new license and subscription fees in fiscal year ‘12. Nearly half of our APM business will be SaaS-based and with our integrated sales team we expect to see improvement across all key sales metrics, pipeline, closed ratios and sales rep yields. We have staked out a differentiated solution in the market and customers are responding. I recently spoke with a CIO of a  large financial institution. He has more than 100 monitoring tools to keep his most important applications working, applications that quite literally cost million of dollars per hour of downtime. What Compuware offers enterprise in any company that depends on web, mobile or enterprise applications is broad visibility, deep dive analytics and the simplicity of one solution to do it all.

So this CIO can simplify his portfolio of tools and get the market’s only capabilities for optimizing the performance of important applications from the data center to the cloud to the edge of the internet on the user’s mobile device. That’s a compelling value proposition, and customers worldwide are absolutely demanding this capability to manage applications performance from the end use perspective. In this new competitive landscape, Compuware has both the first mover advantage and the most complete solution.

We believe, and it’s backed up by industrial analysts, that the APM market space addressable by our solutions could be as much as $6 billion in the coming years and growing. And our long term goal is to own 40% of this market. To achieve this goal we will capitalize our competitive advantages to deliver rapid organic growth. We may also augment our capabilities in market share through acquisitions. In the meantime, we continue to deliver market changing APM releases. We recently completed our second integrated launch of Compuware Gomez, which followed our May 10th release of First Mile. Our roll out of First Mile to the retail vertical has produced a very positive market response, many new customers, and healthy pipeline of active opportunities. First Mile designed to rapidly demonstrate our value proposition, opening accounts to our on premise APM solution. We are therefore focusing First Mile entirely on either Greenfield or SaaS only based accounts. First Mile will drive material revenue contribution this fiscal year.

Trends in mobility, virtualization and cloud computing continue to benefit Compuware. Complexity in IT requires simplicity in solutions. That creates demand for our differentiated value proposition today, visibility across the entire application delivery chain. It also sets us up for greater growth in the future.

Long term, Compuware’s visionary roadmap will not just provide visibility and deep dive analytics, which remain critical, but will also eliminate the overwhelming data smog that surrounds many APM tools. We are serving up the data that is most pertinent, actionable and important, saving people time and making them money. The value and simplicity we offer revolutionizes distributed APM just as Compuware Abend-AID many years ago revolutionized Mainframe Fault Management.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Joining APM on a rapid growth path, Covisint continues to expand and mature its business. In fiscal year 2011, Covisint increased its year-over-year revenues nearly 36% to $55 million. Based on this growth rate which we expect to accelerate in the year ahead, we believe a partial carve out IPO for Covisint could happen sometime this fiscal year. Our thresholds for executing this program will be in $1 billion valuation.

The healthcare space continues to produce big wins for Covisint. Agreements in Vermont and Montana have shown us that the health information exchange market is evolving toward a strong focus on outcome as base care. We are already leading the market with strong references of large healthcare systems becoming accountable care organizations. With the combination of our patient quality reporting initiatives capabilities and our secured collaboration platform, Covisint is firmly taking advantage of the rapid growth in this space.

PQRI payments or the patient quality reporting initiatives are seasonal and provided a tailwind to Q4 results. Those incentives will go down in Q1 which will result in a modest sequential decrease in Q1 revenues for Covisint, though they will continue to increase on a year-over-year basis as we will see the same bump next year. By segment Covisint is now 40% healthcare, 40% manufacturing and 20% emerging sectors. We are starting to see signs of the multi-enterprise collaboration, it is becoming a defined category and we look forward to discussing non-vertical Fortune 50 deals this quarter – next quarter. There are no gorilla competitors in any of Covisint’s vertical markets. We’re competing and winning against systems integrators or traditional tools that lack the flexibility, the agility, and pricing advantages of our client based model.

Based on these market conditions and our competitive differentiation, we believe Covisint will produce an over 40% increase in revenues this year. In addition to these growth engines, Partners remain a critical focus in fiscal year ‘12. Partner and distributor owned or influenced transactions approached $50 million in fiscal year ‘11. This year our target is over $100 million. We intend to achieve that goal by expanding our relationships with Tier 1 partners like Cisco and Accenture and by our strong focused on the managed service provider space.

Compuware has entered into first of its kind strategic OEM agreement with Cisco Data Center Business Unit. Through this agreement we will standardize on the Cisco Unified Computing System platform for delivering Compuware Gomez solutions to customers. In serving this, we’ll create a new opportunities for us to engage with the Cisco team to identify new prospects and to enable partner driven sales.

We have also entered a formal alliance with Accenture to resell Compuware product suites. This alliance produced several wins in the fiscal year ‘11 including our largest APM transaction. We expect this partnership will continue to produce large wins in fiscal year ‘12. Our APM solutions offer compelling value propositions in the managed service providers by helping MSPs deliver better service to the customers. We grew our MSP business by 30% in fiscal year ‘11. Partners like Verizon, British Telecom, Cable&Wireless, and Atos Origin will continue to provide big opportunities for growth in the MSP piece space this year.

In the Mainframe Solutions area we expect to soon close the two deals that slipped out of Q4. We plan to close the agreement with the large financial institution this quarter and we believe we will complete our agreement with the federal government sometime in Q2. Beyond this deal, federal budget dynamics are not impacting our business. We feel more optimistic about the Mainframe business in fiscal year ‘12. This year’s renewal pipeline for agreements of more than $500,000 is 17% larger than last year’s, which presents strong opportunities for footprint expansion. We succeed in such renewal scenarios because we have strong relationships around the value of our products that we deliver.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

This is a key focus for our Mainframe Solutions business unit this year, maintaining expanding our footprint by demonstrably improving our value. This is an extremely important market and the competitors will continue to try to attack purchasing agents with cheap knockoffs. Compuware has been and is a recognized value and technology leader in the space. And with our ever strengthening ability to represent, customize return on investment information, we will continue to win against less capable offers. Given these dynamics we expect the total Mainframe revenues to be flat to low single digit decline in fiscal year ‘12.

Over the last two years our Professional Services business has achieved a remarkable reinvention. We achieved our primary goal of services in the fiscal year ‘11 by dramatically improved margin. Our focus on high margin, high value work has also resulted in our first return to quarterly revenue growth in services from fiscal 2001. Leaving our staff supplementation  low margins to others, we bring highly skilled technicians to bear on some of our customer’s most pressing technology problems. In the year ahead we expect to produce Professional Services segment revenue growth between 5% and 10%. Our proven skill in mobile in cloud application development driven through our Mobile Center of Excellence and global delivery organization will fuel this growth. We expect this increase in revenue and our continued focus on margin management will push our core Professional Services margins toward 20%.

We achieved great success last year and the entire Compuware team has eagerly started to build on that success in fiscal year ‘12. With our new business unit structure, we’re taking our competitive advantage in key markets and are racing to capitalize on them. This structure has empowered our lines of business to respond quickly to market conditions and competitive opportunities. It’s a fast, efficient and entrepreneurial model, and that positions us for an outstanding year. The Compuware team is absolutely unified and energized around this goal and we’re working hard already to make it a reality. Laura?

Laura Lawson Fournier, Chief Financial Officer, Treasurer & EVP

Thanks, Bob. Fiscal year ‘11 was a very successful year for Compuware. It was a year in which we achieved great results, particularly in relation to our growth vehicles, while making measurable progress in the overall transformation of our company. Operating cash flow for Q4 came in at a very strong $124.3 million and we finished the year with a total of $160 million. As I mentioned on the pre-call, operating cash flow for the year was negatively impacted by lower accounts receivable collections primarily in the mainframe segment. While operating cash flow for the year is lighter than we originally anticipated, we remain in a strong cash position with no outstanding debt.

As for operating expenses, for fiscal year ‘11 we had $779 million in total operating expenses. This is below our original guidance as we effectively manage costs while still investing to support our growth. I did want to make one note about the total number of amount of expenses though, on our application services, our Covisint segment. On our fact sheet we do note that the margin is about 2.3%. One thing that did affect that margin is we recorded a catch up adjustment of about $1.9 million for compensation expense related to stock options and without that adjustment our application services margin would have been 11.2%. Just one little note there.

But going forward in fiscal year ‘12, we will continue to practice disciplined expense management to optimize our operating margin, while being mindful of the necessary investments needed to drive our top line in fiscal year ‘12 and beyond. Fiscal year ‘12 operating expenses are expected to be approximately $825 million to $840 million. As Bob mentioned earlier, we are accelerating our investments in the APM and Covisint business units to take advantage of the incredible market opportunities for these two segments. These investments will primarily be in the sales and technology groups.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

And for fiscal year ‘12 we expect operating cash flow to be approximately $160 million to $175 million. This estimate again reflects the targeted investments in our business units. With regard to the stock buyback, in Q4 we repurchased approximately 4 million shares for about $45 million. That brings our total repurchases for fiscal year ‘11 to approximately 17 million shares for nearly $161 million. Currently we have approximately 219 million shares outstanding. In terms of future buyback activity, we will continue to evaluate business and economic conditions and buy back stock when it’s fiscally prudent to do so.

Lastly, our effective tax rate for fiscal year ‘11 was approximately 31%, while the effective tax rate for the fourth quarter was approximately 11%. This artificially low rate in Q4 was primarily due to an increase in tax credits related to the U.S. Research and Experimentation tax credit including the impact of retroactively reinstating the credit to January 1st 2010 and the settlement of R&D credits related to fiscal 2007 through fiscal 2009 tax periods with the Internal Revenue Service.

For fiscal year ‘12 we expect our effective tax rate to be approximately 34% for the entire year. This rate is below the normal expectation of 36% due to changes in the Michigan income tax that are expected to be final very soon. Assuming this legislation is passed, our effective tax rate for the first quarter will be less than 20%, as it will reflect the benefit of the Michigan tax changes. Subsequently, we expect our effective tax rate to return to 36% for quarters 2, 3 and 4.

Fiscal year ‘11 was an extremely solid year for Compuware in which we witnessed robust growth in our APM and Covisint businesses, continued stability in our very important mainframe maintenance space and resurgence in our Professional Services, Changepoint and Uniface businesses. In fiscal year ‘12, we will build on these successes as we strive to fulfill our substantial potential.

Lisa?

Lisa B. Elkin, Vice President-Communications & Marketing

Thank you very much, Laura. Ladies and gentlemen, we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
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QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions]. Our first question comes from line of Kirk Materne with Evercore Partners. Please go ahead.

<Q – S. Materne – Evercore Partners (Securities)>: Yeah, thanks very much. I guess maybe my first question is for Laura just on the cash flow guidance for next year. Bob mentioned that mainframe the renewal portfolio could be a little bit better this year than the current year than last year. I guess I’m just a little bit surprised with some of the growth in the Covisint and APM businesses plus all the better mainframe environment that cash flow shouldn’t be up a little bit more perhaps year-over-year. I guess, just trying to get a sense on how is that sort of a conservative number to start out with and there’s room to move up, or could you just sort of talk a little bit about that?

<A – Laura Fournier – Chief Financial Officer, Treasurer & EVP>: Well as you know, I’m always conservative. And that is a conservative number, I don’t want to mislead anyone. The expenses that we’re talking about increasing this year I’m sort of hedging a little bit on that because we do want to make the investments necessary to really drive the APM business at a faster rate as well as Covisint. So if we’re going to do that I think we’re going to see the returns in revenue on those areas towards the end of the year, but we may incur some of those expenses in the first two quarters. So just to be on the safe side I think $160 million, $175 million is very safe and we’re certainly, if mainframe has a strong year we will probably see increases.

<Q – S. Materne – Evercore Partners (Securities)>: Okay, thanks. And then Bob just around the APM business. In terms of I guess the investments on sales and marketing, are those I guess focused on any particular geography or region or sort of specialization. And could you just talk a little bit how the combined sales force is doing I guess year-to-date? I realize it’s still early, but I’d love any comments you have I guess since you’ve done kickoffs and things like that?  Thanks.

<A – Robert Paul – President & Chief Operating Officer>: Yeah no. Thanks Kirk. Yeah the major investment areas in APM are accelerating a platform where we serve up underlaying very complex data in a simplified fashion but on an internationalized portal which will accelerate our opportunity to take advantage of emerging markets especially in the Asia Pac region. The other areas and this is not just sales and marketing right, there is a lot in development here. Also we’re seeing a pickup in mobile performance requirements, and that business is going well for us and we want to take advantage of the expected growth there also in that category. So we’re accelerating investments there. And then honestly in our very strong initiative to simplify all the massive amounts of data out there inside the data center and beyond, doing more in the predictive analytics area to really break open the differentiation.

I would also want to point out one thing. Last Thursday we had a pretty robust Board meeting and under direction of the Board and our chairman, it was determined that the opportunity in front of us given the category growth and our position in that space was something where we really wanted to maximize our opportunities. So as a result of the specific request from the Board we have decided to move a lot of these investments up earlier in this year and even from next fiscal year into this year to make sure that we are taking advantage of what right now is an extremely hot category, whether you look at it in our terms or general market conditions. So that creates the comments around the investment and the expense growth.

<Q – S. Materne – Evercore Partners (Securities)>: All right, thanks.

<A – Robert Paul – President & Chief Operating Officer>: Thank you

Operator:  Our next question is from the line of Mike Latimore with Northland Capital Markets. Please go ahead.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<Q – Ian Kell – Northland Securities, Inc.>: Hi everybody, this is actually Ian in for Mike today. Just a couple of questions here. On the mainframe maintenance renewals, what’s the pricing environment like there? Is it stable, increasing, decreasing, any insight?

<A – Robert Paul – President & Chief Operating Officer>: Yeah I mean it’s a little sporadic. We see some, we see some price pressures certainly on the mainframe side. The work that we’ve done over the last couple years in providing I think top quality return on investment documents with our existing customers has allowed us to protect our pricing much more. And as we know, we had a slight dip in renewals last year that was expected and we think that with the stuff that we’ve done on our, the work bench area making it much easier for the solutions to be used especially with the aging workforce and mainframe certainly not going anywhere, we’ve made it much simpler and much more competitive in the mainframe space. And then the automation that we’re providing now and the investments that we’re making in automation across our tools in the mainframe space this year will continue on that theme. So I think we’re feeling pretty good about protecting the value and therefore protecting the prices. But certainly we will on occasion see some price pressures from some of the other competitors.

<Q – Ian Kell – Northland Securities, Inc.>: Yeah sure all right, is that -- I think you said, I was little confused by what you said – but I think you said 18% growth on those lines and sort of large renewal deals?

<A – Robert Paul – President & Chief Operating Officer>: Yeah our renewal -- we look at our renewal opportunity numbers every year and we have a 17% increase overall when you look at the total dollars in renewal opportunities in fiscal year ‘12 over fiscal year ‘11. And the number of, the actual absolute number of deals is also significantly higher this year which creates opportunities for us to obviously expand our footprint with these customers. So that’s why we’re referring to a healthier mainframe environment in fiscal year ‘12.

<Q – Ian Kell – Northland Securities, Inc.>: Okay, all right. And then just on the APM side, obviously you guys are highlighting the mobile side heavily; seems pretty natural. Just wondering at this point, is there any way to look at how many mobile monitoring customers you have on the Gomez side or is there any metrics we can get there in terms of penetration at this point?

<A – Robert Paul – President & Chief Operating Officer>: Yeah, we track all that. Unfortunately I don’t have it at my fingertips, but we’re seeing, believe it or not the numbers that we talked about are an improvement in data center where the traditional Vantage business is growing rapidly. Also the Gomez web-based subscription numbers are growing rapidly and the mobile performance numbers are growing rapidly. So across all three segments we’re seeing some nice uplift. We’ll see if I can get those numbers out through Lisa later on, the specific mobile numbers.

<Q – Ian Kell – Northland Securities, Inc.>: All right, great.  And then just finally from me on the first mile, sounds like that’s going great for you guys here. I know you said it’s going to be material in fiscal ‘12 but any chance we can get a little more detail on what material means to you?

<A – Robert Paul – President & Chief Operating Officer>: Sure, why don’t  we tee that up for future conversations. I will tell you as of right now, we had an initial target go to market strategy of the top 200 inside a given segment. Every single one of those accounts has been approached. We have over 50 now, active dialogues going on, and I would say a little under 25 of those have turned into actual qualified pipeline activities, besides the deals we have already closed. So, it’s a very focused target market initiative for us. We’re feeling very, very good about it, and as soon as we get to what we think is a critical mass, we’ll turn this over to the general sales force.

<Q – Ian Kell – Northland Securities, Inc.>: Okay. I see, and then actually just where are you going to report that? Is that going to be inside of Vantage or Gomez?

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A – Robert Paul – President & Chief Operating Officer>: We now have rebranded all of our solutions under Compuware APM that we label under the Gomez franchise.

<Q – Ian Kell – Northland Securities, Inc.>: Okay.

<A – Robert Paul – President & Chief Operating Officer>: So even all the Vantage stuff is now Gomez agentless or Gomez this or Gomez that.

<Q – Ian Kell – Northland Securities, Inc.>: Okay. Fair enough, thanks guys.

<A – Robert Paul – President & Chief Operating Officer>: Thank you.

Operator:  [Operator Instructions]. Our next question from the line of Gary Spivak with Noble Financial Group.

<Q – Gary Spivak – Noble Financial Capital Markets>: All right, thank you for taking my questions. First is a housekeeping, Bob the $0.05 to $0.07 guidance for Q1, that includes the lower tax rate, is that correct, 20%?

<A – Robert Paul – President & Chief Operating Officer>: That’s correct.

<Q – Gary Spivak – Noble Financial Capital Markets>: Okay. Thank you. I was also wondering if you’d be willing to give this metric on the mainframe renewals. I know in past, last year you spoke, I think it was one of the biggest 15 mainframe deals were up for renewal. Can you comment on how many of those top 15 deals are up for renewal in fiscal ‘12?

<A – Robert Paul – President & Chief Operating Officer>: Six.

<Q – Gary Spivak – Noble Financial Capital Markets>: Six, okay. And then on Covisint, obviously healthcare did well, any color on the energy, or oil and gas sector?

<A – Robert Paul – President & Chief Operating Officer>: Yeah, actually, there is good news there, so both of our big major customers have expanded, the solution offerings and now we’re going after additional segments inside those two majors. And we have several active conversations going on right now with at least three, the last time I checked it was a couple weeks ago, so at least three of the majors in that segment.

So the two initial majors, the implementations have gone very well, we’ve got a nice ROI that we’re building upon and because of the success we’re being taken into other areas of the business not just upstream but downstream.

I will also mention there’s a couple of comments I made on this in my formal remarks, but we’re starting to see a trend in multi enterprise collaboration starting to move towards a mature category. We’re getting requests from some of the largest household brand name companies to come in and solve problems outside of our traditional verticals. And while we’re not sure if this is sort of early traditional early adopter pool or if the category is really forming,  becoming more mainstream. We’re paying very, very close attention to that. Obviously this will be all incremental to potential or the guidance and the business plan that we form to-date and if we start to see an acceleration in the traditional non-vertical business, we’ll let you know about it.

<Q – Gary Spivak – Noble Financial Capital Markets>: Great. And then finally just wanted to ask a question on the general competitive environment, in particular on APM but in general on the mainframe as well. I mean we saw BMC acquiring Coradiant, obviously we haven’t seen anything from that yet, but I’m curious what your comments are?  And just in general the APM market competitive landscape as well as the mainframe.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A – Robert Paul – President & Chief Operating Officer>: Sure. I think the APM overall competitive landscape is heating up, and part of that is because certainly Forrester and Gartner and a number of others, IDC and a number of others have talked about the dramatic increase in requests they are getting around performance management, consolidation, not just in the data center, but across cloud virtualization mobile technologies.

We thought this was going to happen a couple of years ago which is why we declared a major here. And sure enough it’s created a response and there are two kinds of responses that we’re seeing in the field. Number one is certainly the kind of thing that would expect to see from a larger player, so BMC recognizing the opportunity for growth has jumped in. We applaud that. We think it’s a great move. I think it helps validate the technologies and the solutions that are being offered there to date. Coradiant offers up a quite a subset of what we deliver inside the data center, and I think it’s healthy for the category overall and create more visibility for everybody in that space.

We also are watching in the web based world there are opportunities for smaller companies to grow rapidly and while they don’t present any kind of threat from a material revenue or earnings growth, they certainly do represent opportunities of new kinds of technologies to be introduced and to go viral. While we haven’t seen anything dramatic yet, we’re certainly watching across the board to see if any of those players become of interest to us. So that’s that. I think we’ll see a continued acceleration of APM certainly in next two to three years and probably longer and that’s why we are sort of upping the game both organically and with some potential acquisitions later on.

In the mainframe space again there is a lot of moving parts. We’ve got the zSeries that’s been out certainly 34% growth in IBM announced numbers last quarter in MIPS is on the surface good news, but a lot of that MIPS is simply replacing existing MIPS on the floor, and so you’ll see how that goes. Where we are seeing with the comeback of the economy although very slow, there is some capacity being released now, and certainly we continue to expect to take advantage of that in the coming quarters. Having said that, again the concert to that is there are some small and medium businesses that are moving out the Mainframe and I think most cloud, most cloud-based initiatives which represent new opportunities for us will most likely not be mainframe based, some are but most not. And so we will see some pressure on the mainframe side from that also.

<Q – Gary Spivak – Noble Financial Capital Markets>: I appreciate the response, thank you Bob.

<A – Robert Paul – President & Chief Operating Officer>: My pleasure.

Operator:  Our next question is from the line of Derrick Wood with Susquehanna. Please go ahead.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Thanks guys. I had a couple of questions for Laura and then a couple for Bob. Laura, can you give us the amortization of stock based comp in the quarter and then any kind of guidance going forward?

<A – Laura Fournier – Chief Financial Officer, Treasurer & EVP>: For the quarter it was $5.4 million and we can give you the breakdown after the meeting. I’m sure you want that by statement line. You just keep in mind in the Covisint number now there was 1.9 million as well, so...

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Yeah.

<A – Laura Fournier – Chief Financial Officer, Treasurer & EVP>: And they will have the number going forward it will be about $350,000 a quarter for Covisint. I don’t have the exact number for Compuware, but it should be right around the $5.4 million to $6 million range for Q1.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
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<Q – Derrick Wood – Susquehanna Financial Group LLP>: And on the total cost side with that annual assumption view, can you give us any sense for how does that build higher over the course of the year or do we see a big step up starting in Q1?

<A – Laura Fournier – Chief Financial Officer, Treasurer & EVP>: Right now for the forecast for Q1 we are seeing a decent step-up over $200 million. Traditionally from the forecast so we usually come in a little lower, so I’m guessing around $205 million we should see somewhere in there depending on the ramp up of expenses here.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay, and on the, you guys historically got new customers from Gomez, do you have that number?

<A – Laura Fournier – Chief Financial Officer, Treasurer & EVP>: No, I don’t.

<A – Robert Paul – President & Chief Operating Officer>: No not in front of me. What we will do however is make that available very, very shortly after the, unless I get a text message here pretty quickly. Shortly after the call. It is a very strong number. The subscription fees we noticed that were, by far the largest growth in the space quarter-on-quarter and year-over-year of any of the players. I just don’t have the actual numbers. We should have that, that was my oversight and we’ll make sure that we get that out.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Well I guess looks like the deferred maintenance revenue was pretty strong in the quarter. Do you book Gomez subscriptions on the balance sheet as well?

<A – Laura Fournier – Chief Financial Officer, Treasurer & EVP>: We do, we do book them there, but really the main increase in deferred revenue for the quarter is maintenance. Q4 is a very big billing quarter for our maintenance component and that’s what’s really driving up that number.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. And then a couple for you Bob, so again I guess you’ve talked about mainframe a couple of times here, but you are talking about the renewal portfolio being up 17% yet you’re guiding for revenues flat to down. Can you kind of reconcile the difference in the two comments?

<A – Robert Paul – President & Chief Operating Officer>: Yeah, I mean a lot of our traditional revenues come in through just capacity increases and so we’re being conservative on that note. We also typically have about a 93% renewal, so there -- you’re going to see some degradation regardless for one reason or another. We’re trying to offset that with having a part, a percentage of our sales force now strictly going after competitive replacements, and the comp plans associated with that which is something new for us. So when you net it all out, it comes out to be about, and given the mainframe numbers overall, the category being fairly stagnant, we’re thinking that we’ll be in that area.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. That’s helpful, okay. And then you guys don’t give much in terms of top line guidance on a quarterly basis, but since we’re almost in June can you give us any sort of sense across maybe your main segments how the environment’s tracking so far this quarter?

<A – Robert Paul – President & Chief Operating Officer>: Yeah, I think we’re doing pretty well given the fact that we just on April 1st restructured the whole sales organization and we were all ready for it internally, we launched it, we had everybody together in the first week of April and we’re off and rolling. So although there is a – as is always right most of the work is typically has to do be done in the second half of the quarter, not the first, and obviously we deal with a lot of seasonality in this business. Typically our Q1 is usually the weakest. I think overall the sales folks are feeling pretty good about things.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
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<Q – Derrick Wood – Susquehanna Financial Group LLP>: All right that would lead me into my last question then and it is around, how you guys weigh out expense management versus investment top line growth. And it certainly seems like you’re leaning more towards investment growth. But you do have $1 billion revenue business that could yield higher overall operating margins and I think especially on the G&A side. So yeah, it’s curious what you’re thinking and how you are weighing the two between top line growth and margin expansion?  And then if you hit on what again what you’ve done with the sales restructuring, what other restructuring you could do perhaps on the G&A side to drive margins higher?

<A – Robert Paul – President & Chief Operating Officer>: Yeah so, we’re seeing some efficiencies as a result of the business unit focus, but not a lot. We’re mostly going to get those efficiencies in improved top line results, faster agility better development cycle times, releases are coming out more aligned with customer business problems and that kind of stuff.

So on the expense side, we get over weighed a little bit by the size of the Professional Services Group and the supporting of that function. So that’s why traditionally those numbers tend to build up on the G&A side. And then the way in which and I’ll let Laura comment on if she wants to, but the way in which we do the allocations obviously versus other companies might be little bit different leading towards a high G&A number. But overall there is not much to do as far as restructuring that goes moving forward. And the investments that we’re seeing is really to bolster of what we think are time critical opportunities in a rapid category growth  segment that we intend on being the leaders in moving forward. And that’s why we’ve made the comments that we have.

<A – Laura Fournier – Chief Financial Officer, Treasurer & EVP>: I would agree Bob, and Bob is right. The administrative and general number we do not allocate out any facility cost, rent cost, any of that to any of the business units and it all gets collected there in A&G, and the Professional Services number really lends to the total expense number as well. So overall I think that while we’re seeing some increases there and it’s very balanced and we certainly have insisted upon the revenue return as well as we go through the year.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: All right thank you.

Operator:  And ladies and gentlemen we will now conclude the question and answer portion of today’s conference call. I’d like to turn the call back over to Lisa Elkin.

Lisa B. Elkin, Vice President-Communications & Marketing

Thank you.  At this time, we will adjourn the conference call. Thank you very much for your time and interest in Compuware and we hope you have a great night. Thanks.

Operator:  And ladies and gentlemen, today’s conference call is being made available for replay starting today at 7:00 p.m. on the Eastern Time Zone. It will run for one week until May 31st.

You can access our service by dialing 800-475-6701 or outside the U.S. at 320-365-3844 and enter today’s conference access code of 195564. Those numbers again are 800-475-6701 or outside the U.S. at 320-365-3844 and again the access code 195564. That does then conclude our conference call for today.

Thank you for your participation. You may now disconnect.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	May 24, 2011
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